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Exhibit 11

NATIONAL SERVICE INDUSTRIES, INC. AND SUBSIDIARIES

COMPUTATIONS OF NET INCOME PER SHARE OF COMMON STOCK
 (In thousands, except per-share data)



                                       THREE MONTHS ENDED   SIX MONTHS ENDED
                                          FEBRUARY 28         FEBRUARY 28
                                         1994      1993      1994      1993


Primary:

  Weighted Average Number of Shares
    (determined on a monthly basis)     49,572    49,558    49,568    49,552

  Net Income                           $16,273   $14,634   $35,445   $33,220

  Primary Earnings per Share             $ .33     $ .30     $ .72     $ .67


Fully Diluted:

  Weighted Average Number of Shares
    Outstanding                         49,572    49,558    49,568    49,552

  Additional Shares Assuming Exercise
    of Options:
      Options exercised                    745       567       745       567
      Treasury stock purchased with
        proceeds                          (637)     (478)     (637)     (478)

  Average Common Shares Outstanding
     (as adjusted)                      49,680    49,647    49,676    49,641

  Net Income                           $16,273   $14,634   $35,445   $33,220

  Fully Diluted Earnings per Share       $ .33     $ .29     $ .71     $ .67